                                                                   PRESS RELEASE

                            Heller Financial, Inc.
                            ----------------------
                  Reports Significant Growth in Net Income for
                  --------------------------------------------
                        1997 Second Quarter, First Half
                        -------------------------------


     Chicago--(July 24, 1997)--Heller Financial, Inc. today reported a 26 percent and 20 percent increase in net income for the 1997 second quarter and six months ended June 30, 1997, said Richard J. Almeida, Heller's Chairman and Chief Executive Officer. This strong growth in second quarter and first half earnings was driven by significant increases in operating revenues and record new business volume.

     Highlights of the company's operating results include:

 . Net income of $44 million for the 1997 second quarter and $83 million for the six month period was $9 million and $14 million higher than the respective prior year periods. Earnings growth resulted from a 54 percent increase in operating revenues for the second quarter and a 31 percent boost for the six months. The company's operating revenues continued to benefit from solid business fundamentals in the core Heller businesses as evidenced by growth in net interest income, and fees and other income. The 194 percent increase in second quarter fees and other income reflected the real estate unit's strong participation fee income as well as a large gain from a $500 million real estate securitization completed in June.

 . During the quarter, the company completed the acquisition of Factofrance
  Heller from its joint venture partner. With Factofrance's results now accounted for on a consolidated basis, assets increased $1.6 billion, operating revenues grew $31 million and operating expenses increased $20 million. This acquisition had a modest favorable impact on Heller's net income as acquisition-related costs offset Factofrance's earnings.

 . New business volume for the 1997 six months totaled $2.4 billion, a 30 percent increase over the prior year period. The growth in new business was fueled by record origination levels in all lending categories. Growth of originated volume on the balance sheet was partially offset by the strong liquidity of the portfolio as the result of paydowns, loan sales, securitizations and syndications.

 . Operating expenses for the six months, excluding the impact of Factofrance, had a lower rate of growth versus the prior year period, mainly due to the increasing productivity in the growing asset based businesses.

 . The provision for losses increased for both the second quarter and six months due to provisions for asset growth and lower recoveries in comparison to the prior year periods. The ongoing portfolio continued its strong credit performance with post-

  1990 lending assets requiring only $21 million--or 50 basis points--of net writedowns during the first six months. The company's ratio of nonearning assets to total lending assets dropped to 2.9 percent at June 30 from 3.9 percent at mid-year 1996. The company's ongoing portfolio had nonearnings of only 1.3 percent at June 30, 1997.

 . The company also strengthened its capital base during the quarter through the issuance of $150 million in preferred stock. This preferred stock enables the company to maintain a very conservative capital structure as Heller's debt-to-equity ratio remains at 5 to 1.

     "There were a number of notable highlights for Heller during this very successful second quarter," said Almeida. "Our significant earnings performance, strong new business origination and growing distribution capability, coupled with the excellent credit quality in our ongoing portfolio, are clear indications of Heller's growing strength in the marketplace. And with the new equity we raised, our overall financial position is the strongest since Heller's acquisition by Fuji Bank."

     Heller Financial, Inc. is a worldwide commercial financial services organization which is a wholly owned subsidiary of The Fuji Bank Limited, one of the world's largest banks. Heller provides U.S.-based clients with equipment financing and leasing, factoring and working capital loans, collateral-based financing, cash flow financing, real estate financing, small business lending, and specialized equity investments. The company also operates through joint venture and wholly owned companies located in 18 countries in Europe, Asia, Australia and Latin America. These companies specialize in asset-based finance, factoring, acquisition finance, leasing, vendor finance and trade finance.

                    Heller Financial, Inc. and Subsidiaries
                     Consolidated Condensed Balance Sheets
                                 (in millions)

                                                         June 30, 1997      December 31, 1996
                                                         --------------     -----------------
Assets                                                    (unaudited)
------

Cash and cash equivalents                                    $   268              $  296
Receivables                                                   10,109               8,529

Less: Allowance for losses of receivables                        250                 225
                                                             -------              ------

     Net receivables                                           9,859               8,304


Investments, debt securities, operating leases                   881                 805
Investments in international joint ventures                      193                 272
Other assets                                                     407                 249
                                                             -------              ------

                                                             $11,608              $9,926
                                                             =======              ======

Liabilities and Stockholders' Equity
------------------------------------

Senior debt
     Commercial paper and short-term borrowings              $ 3,826              $2,745
     Notes and debentures                                      4,600               4,761
                                                             -------              ------

     Total debt                                                8,426               7,506

Credit balances of factoring clients                           1,113                 590
Other payables and accruals                                      368                 306
                                                             -------              ------

     Total liabilities                                         9,907               8,402

Minority interest in equity of Heller International
     Group, Inc.                                                  58                  57

Stockholders' equity
     Cumulative Perpetual Senior Preferred
        Stock, Series A                                          125                 125
     Noncumulative Perpetual Senior
        Preferred Stock, Series B                                150                   -
     Cumulative Convertible Preferred
        Stock, Series D                                            -                  25
     Common stock, additional paid-in
        capital and retained earnings                          1,368               1,317
                                                             -------              ------

      Total stockholders' equity                               1,643               1,467
                                                             -------              ------

                                                             $11,608              $9,926
                                                             =======              ======

                    Heller Financial, Inc. and Subsidiaries
                  Consolidated Condensed Statements of Income
                                 (in millions)

                                             For the Three Months          For the Six Months
                                             --------------------          ------------------
                                                Ended June 30                 Ended June 30
                                                -------------                 -------------

                                              1997         1996             1997         1996
                                             ------       -------          ------       ------
                                                 (unaudited)                   (unaudited)

Interest income                               $238           $198            $446         $400

Interest expense                                131           111             247          223
                                               ----          ----            ----         ----

   Net interest income                          107            87             199          177

Fees and other income                            53            18              79           37

Factoring commissions                            30            13              43           26

Income of international
   joint ventures                                 9            11              19           20
                                               ----          ----            ----         ----

   Operating revenues                           199           129             340          260

Operating expenses                               90            60             152          119

Provision for losses                             34            25              56           49
                                               ----          ----            ----         ----

   Income before income taxes
   and minority interest                         75            44             132           92

Income tax provision                             28             9              45           21

Minority interest in income of
   Heller International Group, Inc.               3             -               4            2
                                               ----          ----            ----         ----

Net income                                     $ 44          $ 35            $ 83         $ 69
                                               ====          ====            ====         ====